Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO PLURI INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on June 12, 2024, by and among (i) Ever After Foods Ltd., a company incorporated in Israel, Reg. No. 516502556 with a registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (formerly known as Plurinuva Ltd. - the “Company”), (ii) CFSC Investments, Inc., a Delaware corporation, with a principal mailing address at 15407 McGinty Road West, Wayzata, Minnesota 55391, United States (“CFSC”), (iii) Interfonda AG, a company incorporated in Switzerland, Reg. No. CHE-102.588.792 with a registered address at c/o [**], Gupfenstrasse 5, 9240 Uzwil, Switzerland (“Interfonda”), (iv) Tnuva Food-Tech Incubator (2019), Limited Partnership, Reg. No. 540287620 with a registered address at 21 Yagia Kapayim Street, Kiryat Arie, POB 300, Petah Tikva 4910201, Israel (“Tnuva”), (v) Pluri Biotech Ltd., a company incorporated in Israel, Reg. No. 513371666 with a registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (“Pluri”, and together with CFSC, Interfonda, and Tnuva, the “Lead Investors”), and (vi) the other person(s) and/or entity(ies) listed in Exhibit A attached hereto, as may be updated from time to time (each of CFSC, Tnuva, Pluri, Interfonda, and such other person or entity, an “Investor”, and, severally and not jointly, the “Investors”) on the other side.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to raise capital by means of issuance to the Investors of up to [***] Ordinary Shares of the Company (as defined below) in consideration for an aggregate investment in the Company of up to US$10,000,000 (the “Aggregate Purchase Price”), and the Investors, severally and not jointly, desire to purchase the Ordinary Shares, all subject to and in accordance with the terms and conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of their mutual and respective undertakings and covenants herein contained, the parties hereto hereby agree as follows:

1	Definitions; Interpretation

1.1	Definitions. The following terms, as used herein, have the following meanings:

1.1.1	“Affiliate” of an entity means (i) with respect to Tnuva - Tnuva Food Industries – Agricultural Cooperative in Israel Ltd. (“Tnuva Parent”), Tnuva Central Cooperative for the Marketing of Agricultural Produce in Israel Ltd. (“Tnuva Marketing”), and any Person Controlled by Tnuva Parent and/or Tnuva Marketing, directly or indirectly, (ii) with respect to Pluri or the Company, Pluri’s Parent and any Person Controlled by Pluri’s Parent, and (iii) with respect to any other Person - any Person Controlled by, Controlling or under common Control with such entity, directly or indirectly.

1.1.2	“A&R License Agreement” shall have the meaning ascribed to such term in Section 2.4.2.2.

1.1.3

“Ancillary Documents” means the A&R License Agreement, Amended Articles, the principles of Commercialization Agreement, attached hereto as Schedule 6.2 (and, when executed in accordance with the provisions hereof, the Commercialization Agreement shall also become part of the Ancillary Documents), the Interfonda Side Letter and the MFN Side Letter.

1.1.4

“Interfonda Side Letter” shall mean the letter titled “Side Letter to Share Purchase Agreement” to be issued by the Company to Interfonda, and acknowledged by Interfonda, in the form attached as Schedule 1.1.4 hereto.

1.1.5	“Commercialization Agreement” shall have the meaning ascribed to such term in Section 6.2.

1.1.6	“Control” means the effective ability to control the operations of an entity or the possession, directly or indirectly, of [**]% or more of the voting power or the right to appoint [**]% or more of the members of the board of directors or equivalent body of such entity.

1.1.7	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, option, warrant, right of first refusal, preemptive right, call right, or security interest of any nature (including any restriction on the voting of any security (including voting trust and voting agreement), any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, whether arising by contract or by operation of law, any assignment of the right to receive dividends or distribution of capital or assets upon liquidation, any power of attorney allowing the exercise of any right in any share, or any option or other right to acquire any share including by way of exchange or conversion.

1.1.8	“Field of License” has the meaning ascribed to it in the A&R License Agreement.

1.1.9	“Fully Diluted Basis” means, assuming the exercise, conversion or exchange of all outstanding options, warrants and rights to exercise, convert or exchange any securities of the Company into Ordinary Shares of the Company.

1.1.10	“Governmental Agency” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court or other judicial authority, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or quasi-judicial or private body exercising any tax, regulatory, judicial or governmental authority, including without limitation the Israeli Innovation Authority (“IIA”).

1.1.11	“Intellectual Property” means any and all intellectual and industrial property rights, of all types or nature whatsoever, including without limitation: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including but not limited to any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) computer software, programs, flow charts, programmers’ notes, data and documentation; (v) trade secrets, confidential business information, database rights, inventions and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data and related information); (vi) registrations, applications and renewals for any of the foregoing; and (vii) any other proprietary rights relating to any of the foregoing (including without limitation moral rights or similar rights and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) – all of the foregoing whether or not registered or capable of registration, and whether subsisting in any specific country or countries or any other part of the world.

1.1.12	“Law” means any applicable local or foreign law, statute or ordinance, or any rule or regulation of any Governmental Agency, including without limitation the rules and regulations of the IIA, NASDAQ and the Tel Aviv Stock Exchange (“TASE”).

1.1.13	“MFN Side Letter” shall mean the letter titled “Side Letter to Share Purchase Agreement – MFN Rights” to be issued by the Company to each Investor subscribing for at least US$[**] of the Aggregate Purchase Price (including without limitation, each of the Lead Investors), and acknowledged by each such Investor, in the form attached as Schedule 1.1.13 hereto.

1.1.14	“Permits” means licenses, permits, authorizations, certifications, registrations, clearances, consents and approvals of any Governmental Agency.

1.1.15	“Person” means any individual, entity, partnership, trust, company or governmental body or other body (whether incorporated or unincorporated).

1.1.16	“Pluri’s Parent” Pluri, Inc. (formerly known as Pluristem, Inc.).

1.1.17	“Ordinary Shares” means the Ordinary Shares, par value NIS 0.01 per share, of the Company.

1.2	Interpretation. The Recitals, Exhibits and Schedules hereto consist an integral part hereof. The headings of the Sections and Subsections of this Agreement and titles and subtitles used in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2	Issue and Purchase of Shares; Purchase Price; Closing

2.1	Issue and Purchase of Shares at the Closing. Subject to the terms and conditions hereof, at and subject to the Closing (as defined below), the Company shall issue and allot to the Investors, and the Investors shall, severally and not jointly, in accordance with the provisions below, subscribe for and purchase from the Company, free and clear of any Encumbrances, an aggregate amount of [**] Ordinary Shares (the “Issued Shares”), which will constitute upon their issuance [**]% of the share capital of the Company (taking into account the reservation of the New ESOP Reserve under the ESOP Reservation as set forth in Section 6.3 and assuming the investment in full of the Aggregate Purchase Price), at a price per Ordinary Share of US$[**] (the “Price Per Share”), reflecting a pre-money valuation on a Fully Diluted Basis of the Company of US$[**].

2.2	Purchase Price at the Closing. In consideration of the Issued Shares, each of the Lead Investors shall, severally and not jointly, transfer to the Company, at and subject to the Closing, its respective portion out of the total purchase price of US$[**] ([**]), and in addition, the additional Investors identified under Exhibit A shall, severally and not jointly, transfer to the Company, at and subject to the Closing, its respective portion out of the total purchase price of US$[**] (such aggregate amount of US$10,000,000, the “Closing Purchase Price”) in immediately available funds by wire transfer to the bank account of the Company in accordance with the wire instructions attached hereto as Schedule 2.2. The portion of the Closing Purchase Price to be invested by each Investor and the number of Issued Shares to be issued to each Investor at the Closing, is set forth on Exhibit A opposite such Investor’s name.

2.3	Reserved.

2.4	The Closing

2.4.1	Closing. The issuance and allotment of the Issued Shares, and the subscription and purchase thereof by the Investors and the registration of the Issued Shares in the name of the Investors in the register of shareholders of the Company (the “Shareholders Register”), shall take place by email exchanges or a meeting of the representatives of the parties as soon as practicable, but in any event not more than 10 days, after the conditions set forth in Sections 2.4.2 and 3 have been met or waived in writing by the relevant party, unless agreed otherwise in writing by the parties (the “Closing”).

2.4.2	Transactions at the Closing. At the Closing (or immediately prior thereto as specified below), the following transactions shall occur simultaneously:

2.4.2.1	The Company shall deliver to the Investors the following documents, or cause the following actions to be completed, as applicable:

2.4.2.1.1	a unanimous resolution of the Company’s Board in the form of Schedule 2.4.2.1.1, approving: (i) the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Documents; (ii) the issuance and allotment of the Issued Shares to the Investors against payment of the Closing Purchase Price therefor, as set forth opposite each Investor’s name in Exhibit A; (iii) the registration of the Issued Shares in the Shareholders Register, and the delivery to the Investors of executed share certificates reflecting the Issued Shares, in the name of the respective Investors; and (iv) the reservation of the New ESOP Reserve;

2.4.2.1.2	a resolution of Company’s shareholders in the form attached hereto as Schedule 2.4.2.1.2A (i) approving the replacement of the Company’s Existing Articles (as defined below) with the Amended and Restated Articles of Association in the form attached hereto as Schedule 2.4.2.1.2B (the “Amended Articles”); (ii) approving the execution, delivery and performance by the Company of this Agreement; (iii) approving the reservation of the New ESOP Reserve; and (iv) containing a waiver by Company’s shareholders of any rights of first refusal, preemption rights and/or other similar rights they may have under the Existing Articles or by Law in connection with the transactions contemplated herein;

2.4.2.1.3	an updated Shareholders Register, as of the Closing, evidencing the registration of the Issued Shares in the name of the Investors, and validly executed share certificates reflecting the Issued Shares in the name of each of the Investors in the form of Schedule 2.4.2.1.3A and Schedule 2.4.2.1.3B, respectively; and

2.4.2.1.4	the applicable forms duly executed, notifying the Registrar of Companies in Israel of the issuance and allotment of the Issued Shares to the Investors, and the adoption of the Amended Articles; and

2.4.2.2	Pluri and the Company shall execute and deliver the Amended and Restated License Agreement in the form of Schedule 2.4.2.2 (the “A&R License Agreement”).

2.4.2.3	Each non-Israeli Investor, to the extent so required in accordance with the provisions of applicable law, shall have delivered to the Company an executed undertaking to the IIA in the standard form required from such Investor in accordance with the provisions of applicable law (the “IIA Undertaking”).

2.4.2.4	The Company and each of the Lead Investors and the applicable Investors shall execute and deliver the MFN Side Letter (if not previously executed).

2.4.2.5	The Company and Interfonda shall execute the and deliver the Interfonda Side Letter (if not previously executed).

2.4.2.6	Each of the Investors shall pay its respective portion of the Closing Purchase Price to the Company by wire transfer, as set forth in Section 2.2. It is clarified and agreed that if one of the Lead Investors does not pay its respective portion of the Purchase Price hereunder, the other Lead Investors may withhold their payments accordingly, and no Lead Investor shall be obligated to consummate the Closing if any other Lead Investor does not also consummate the Closing concurrently.

2.5	Simultaneous Transactions. The transactions described above shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

Reserved.

3	Conditions to Closing

The parties’ obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by the applicable party at its sole discretion, and any waiver given by all of the Lead Investors (if any) with respect to the Closing shall be deemed as binding with respect to any other Investor participating at the Closing, if applicable). The parties will act in good faith and make their best commercial efforts at all times to fulfill the conditions below.

3.1	Conditions on the Investors’ obligation to consummate the Closing:

3.1.1	The IIA shall have provided a written approval in substantially the form and substance as requested in the application to the IIA in the form attached hereto as Schedule 3.1.1 (or otherwise acceptable to each of the parties) in connection with the applicable amendments included in the A&R License Agreement (the “IIA Approval”).

3.1.2	The Warranties set forth in Section 4 shall be true and correct in all material respects when made and as of the date of the Closing.

3.1.3	All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company prior to or at the Closing shall have been performed or complied with by it, in all material respects prior to or at the Closing.

3.1.4	The Company shall have obtained all consents and approvals necessary or required lawfully for the consummation of the transactions contemplated hereby, to the extent any are needed.

3.1.5	No event, change or effect has occurred, prior to or at the Closing, that is or that could reasonably become materially adverse to the condition (financial or otherwise), properties, assets, Intellectual Property (including without limitation the Licensed IP) liabilities, business, operations, results of operation or prospects of the Company (a “Material Adverse Effect”). Without derogating from the foregoing, the Company shall promptly advise the Investors in writing of any event which the Company becomes aware of, affecting or that is reasonably likely to have a Material Adverse Effect on the business or assets or rights of the Company.

3.2	Conditions on the Company’s ‘obligation to consummate the Closing with respect to each Investor:

3.2.1	The IIA Approval shall have been obtained.

3.2.2	The Investor’s representations and warranties set forth in Section 5 shall be true and correct in all material respects when made and as of the date of the Closing.

3.2.3	All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Investor prior to the Closing shall have been performed or complied with by the Investor in all material respects prior to or at the Closing.

There shall be no legal action, suit, claim or proceeding of any kind whether pending or threatened against the Investor, that could have a direct effect on and reasonably be expected to jeopardize the transactions contemplated hereunder.

4	Representations and Warranties of Company

The Company hereby represents and warrants to each Investor, that the representations and warranties set forth below in this Section 4, when taken together with the information set forth on the Disclosure Schedule attached hereto as Schedule 4 (“Disclosure Schedule”), which information shall be deemed to be part of the representations and warranties made hereunder, are true and correct as at the date hereof and at the Closing, except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date, and acknowledge that the Investors are entering into this Agreement in reliance thereon (the “Warranties”).

The Warranties shall not be limited or otherwise affected or reduced by, any information furnished verbally or in writing to the Investors or any of their representatives which is not contained in a Schedule or Exhibit to this Agreement, or by any investigation made by or the knowledge of the Investors or any of their representatives.

The term “knowledge” as relates to the Company means the knowledge of any of the Company’s officers, directors or management personnel, as such are or were at the relevant time after reasonable inquiry and diligence. Similar expressions, such as “awareness” shall be construed accordingly.

4.1	Organization and Existence; Articles. The Company is duly organized, validly existing and in good standing under the laws of Israel, and has all requisite corporate power and authority to carry on its business as now conducted and as presently contemplated to be conducted. The Articles of Association of the Company attached hereto as Schedule 4.1 are a true and correct copy of the Articles of Association of the Company as of the date hereof and immediately prior to the Closing (the “Existing Articles”).

4.2	Corporate Authorization; Enforceability. The execution and delivery by the Company of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation and performance by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on its part. The Company has the full power and authority to execute and perform this Agreement and each of the Ancillary Documents to which it is a party. This Agreement and each of the Ancillary Documents, as applicable, constitutes the valid and binding obligations of the Company, enforceable against it in accordance with their terms.

4.3	No Violation; Consents and Approvals. The execution and performance by the Company of this Agreement and each of the Ancillary Documents to which it is a party: (A) do not and will not violate, conflict with, result in a breach of or constitute a default under or result in the creation of any Encumbrance under (a) the Existing Articles or the Amended Articles, (b) any agreement, contract, license, instrument, lease or other obligation to which the Company is a party or by which it is bound, (c) any judgment, order, decree, ruling or injunction, or (d) any Law; and (B) except as specified under Schedule 4.3(B) to the Disclosure Schedule, do not require the consent or approval of any Person or any registration or filings with, notices to, or Permit of any third party (including any Governmental Agency or other Person), which consent, approval, registration or filing has not been obtained or made prior to the date hereof or shall not be obtained or made prior to the Closing.

4.4	Capitalization. The authorized share capital of the Company immediately following the Closing will be 10,000,000 Ordinary Shares, par value NIS 0.01 per share, of which, assuming investment of the Aggregate Purchase Price in full, [***]shares will be issued and outstanding. The capitalization table attached as Schedule 4.4 truly and correctly reflects the shareholding in the Company on a Fully Diluted Basis as of immediately prior to the Closing (taking into account also the reservation of shares for the New ESOP Reserve under Section 6.3) and immediately following the Closing, assuming the investment in full of the Aggregate Purchase Price as contemplated herein. Except for the Issued Shares to be issued under this Agreement and as noted in the capitalization table, and except as set forth in the Schedule 4.4 and in the Amended Articles, there are no other share capital, preemptive rights, convertible securities, options, warrants, Encumbrances or other rights or promises to subscribe for, purchase or acquire from the Company any shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company, and there are no contracts or binding commitments for any of the above. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any warrants, options or other rights to acquire its shares, and none of its shares are dormant (as such term is defined in the Israeli Companies Law 1999). All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and shall have immediately following the Closing the rights, preferences, privileges, and restrictions set forth in the Amended Articles. Other than as set forth in the Amended Articles, the authorized but unissued share capital of the Company is not subject to any Encumbrance.

4.5	Valid Issuance of Shares; Ownership of Shares. The Issued Shares, when issued and allotted to the Investors in accordance with the terms of this Agreement for the consideration expressed herein, shall be duly authorized, validly issued, fully paid and non-assessable, and their issuance will be free of any Encumbrances. The rights, privileges and preferences of the Issued Shares are as stated in the Amended Articles.

4.6	Company Compliance. The Company is not in violation of (i) the terms of the Existing Articles, (ii) any agreement, contract, license, instrument, lease or other obligation to which it is party or by which it is bound, (iii) any judgment, order, decree, ruling or injunction, or (iv) any Law. Other than as set forth in Schedule 4.6, as of the Closing, the Company is not required under Law to hold any Permits or to make any filings with, or notifications to, any Governmental Agencies.

4.7	Subsidiaries. The Company does not own or control, directly or indirectly, any interest or any other right in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

4.8	Company Directors and Officers. As of immediately prior to the Closing, the directors and officers of the Company will be as set forth on Schedule 4.8A. Other than as set forth in Schedule 4.8B, there are no agreements, commitments or understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers.

4.9	Financial Statements; Liabilities.

4.9.1	The Company has furnished the Investors with its audited financial statements for the period ended June 30, 2022 (the “Audited Financial Statements”), as well as its Balance Sheet for September 30, 2023 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), which are attached to Schedule 4.9.1 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with the US generally accepted accounting principles (“GAAP”) consistently applied and fairly present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended, subject in the case of the Unaudited Financial Statements to normal year-end audit adjustments.

4.9.2	Except as set forth in Schedule 4.9.2 of the Disclosure Schedule, since the date of the Audited Financial Statements, there has not been:

4.9.2.1.1 any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

4.9.2.1.2 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

4.9.2.1.3 any waiver by the Company of a valuable right or of a material debt owed to it;

4.9.2.1.4 any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate, adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company;

4.9.2.1.5 any material changes or amendment to a material contract or material arrangement by which the Company or any of its respective assets or properties is bound or subject;

4.9.2.1.6 any material changes in any compensation arrangement or other agreement with any employee, consultant, director or officer of the Company.

4.9.2.1.7 any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

4.9.2.1.8 any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s material assets, except liens for taxes not yet due or payable;

4.9.2.1.9 any change in the accounting methods or accounting principles or practices employed by the Company;

4.9.2.1.10 any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company; or

4.9.2.1.11 any arrangement or commitment by the Company to do any of the things described in this Section 4.9.2.1.

4.10	Intellectual Property.

4.10.1	Schedule 4.10.1 contains a true and accurate (within the level of description) description of all Intellectual Property licensed to the Company by Pluri (the “Licensed IP”). To the Company’s knowledge, the Licensed IP constitutes all Intellectual Property owned by Pluri and which is relevant to and required for the Company’s business as contemplated to be conducted under the Ancillary Documents. To the Company’s knowledge, Pluri does not license from any third party any Intellectual Property that is included in the Licensed IP. As of the Closing, the Company is in compliance with all provisions, terms and conditions of the agreement(s) that govern its rights in and use of the Licensed IP.

4.10.2	As of the Closing, the Company owns or has obtained sufficient right to use, free and clear of all Encumbrances, except as set forth under that certain A&R License Agreement between the Company and Pluri, and as specified under Schedule 4.10.2 of the Disclosure Schedule, all Intellectual Property rights used and reasonably necessary for the Company to conduct its business as now conducted, and, except for Intellectual Property which is yet to be developed or obtained from third parties, as currently proposed to be conducted; and such Intellectual Property rights, do not infringe upon or violate any third party intellectual property rights. Except as set forth in Schedule 4.10.2, the Company has no outstanding options, other licenses, or agreements of any kind relating to Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other person or entity.

4.10.3	A complete and accurate list of all registered and pending patents, whether in the form of utility patents or design patents, and of all trademarks and designs, which are owned by the Company, and all pending applications therefor, is set forth in Schedule 4.10.3. The Company has complied in all material respects with the requirements of, and has timely filed all documentation required in dealing with, and has timely paid all required payments in respect of, all patents and patent applications to any patent office or registry in which its patent applications were filed; and all patents, and applications for the same listed in such Schedule 4.10.3 are in effect, and, to the Company’s knowledge other than in regards to office actions or oppositions made in the ordinary course of business of the Company, there is no prior art, prior use or any other claim which would prevent the Company from receiving useful protection for such patents, and applications for the same.

4.10.4	Except as set forth in Schedule 4.10.4, the Company is not obligated, under contract or by law, to pay any compensation or royalties to any third party in respect of the use, transfer or sale of any portion of the Intellectual Property owned or exclusively licensed to the Company, nor has the Company granted to any other Person any right to develop, manufacture or sell products or proposed products with respect to such Intellectual Property.

4.10.5	The Company has not received any communications alleging that the Company has violated or, by conducting its business as currently proposed to be conducted, would violate any Intellectual Property rights of any other person or entity nor is the Company aware of any facts or circumstances that can give rise to such a claim. Other than commercially available hardware and software products, the Company is not aware of any specific Intellectual Property right owned by any third party and not yet licensed to the Company which is likely to be needed for the development of its proposed products and that would require the payment of royalties or license fees to a third party. According to existing employment/service agreements to which the Company is a party, any and all Intellectual Property of any kind which has been developed prior to the date hereof or which will be developed in the future by any employee or service provider of the Company in the course of their employment by, or engagement with, the Company, shall be the sole property of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates, and for companies similarly situated. Each of the employees and consultants of the Company who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who have knowledge of or access to information about the Company’s Intellectual Property, have entered into a written agreement with the Company assigning to the Company, all rights in Intellectual Property developed, created, discovered, derived, programmed, designed, invented or otherwise made by them in the course of their engagement with the Company.

4.11	Grants and Benefits.

4.11.1	Schedule 4.11.1 includes a complete list and material details of all grants, loans, tax relief, funding, facilities or resources or other benefits received by the Company from Israeli and non-Israeli Governmental Agencies or academic or research institutions and/or in connection therewith the Company made payment undertakings specified under Schedule 4.11.1(collectively, the “Grants and Benefits”). Other than as set forth on Schedule 4.11.1, no Governmental Agency or academic or research institutions have any rights whatsoever in any Intellectual Property owned or, to the knowledge of the Company, exclusively licensed to the Company, including any rights to receive payments whether by royalty or otherwise.

4.11.2	The Company is in compliance with all provisions, terms and conditions applicable to the Grants and Benefits, including, without limitation, the timely filing of all reports and requests, and the application for and obtainment of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any Law.

4.12	Taxes. Except as set forth in Schedule 4.12 of the Disclosure Schedule, the Company has not made any tax elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization or in connection with Section 102(b) to the Israeli Income Tax Ordinance [New Version] 5721-1961) and has yet to file any tax returns and reports (including information returns and reports). The Company is not currently liable for any tax (whether income tax, capital gains tax, or otherwise) that became due and was not duly paid.

4.13	Litigation. There is no (and to the Company’s knowledge threatened) claim, action, suit, arbitration, or, to the Company’s knowledge, investigation, proceeding, complaint or charge, pending, against the Company or any of its properties or assets, or any officer, director or employee. To the Company’s knowledge, none of its officers, directors, consultants or employees, in their capacity as such, is a party to or is named in any order, writ, injunction, judgment or decree of any Governmental Agency.

4.14	Employees and Service Providers.

4.14.1	Except as set forth on Schedule 4.14.1 of the Disclosure Schedule, the Company has no employment or consulting contracts, agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

4.14.2	As of the date hereof, and except as set forth on Schedule 4.14.2 of the Disclosure Schedule, the Company has no deferred compensation or share option covering any of its officers or employees.

4.14.3	The Company has complied with all applicable employment laws policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws respecting such withholding, other than as disclosed in Schedule 4.14.3.

4.14.4	Except as set forth in Schedule 4.14.4 of the Disclosure Schedule and as required under applicable law (including the Severance Pay Law), the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers’ Union or Organization which are applicable to all the employees in Israel, or in the industry in which the Company operates, by Extension Order. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company.

4.14.5	Each current and former employee and consultant of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investors (the “Confidential Information Agreements”); (ii) other than as disclosed in Schedule 4.14.5, no current or former employee or consultant has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement; (iii) Each current and former employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Investors. The Company is not aware that any of its employees or consultants is in violation of any agreement covered by this Subsection 4.14.5.

4.15	Insurance. The Company holds the insurance policies set forth in Schedule 4.15, all of which are valid and effective.

4.16	No Corrupt Practices. Neither the Company nor, to Company’s knowledge, any officer, director, employee or agent purporting to act on its behalf has, directly or indirectly: (i) made, offered to make, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any local or foreign official, political party or official thereof or candidate for political office, or failed to disclose fully any such contributions in violation of any applicable laws; (ii) made, or offered to make, any unlawful payment to any local, state, federal or any other type of governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable laws (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended); (iii) made, or offered to make, any unlawful payment to any agent, employee, officer or director of any entity with which the Company does business for the purpose of influencing such agent, employee, officer or director to do business with the Company; (iv) engaged in any transactions, maintained any bank account or used any corporate funds, except in all material respects, in accordance with applicable financial recordkeeping, reporting and internal control requirements; or (v) made, or offered to make, any payment in the nature of criminal bribery. Neither the Company, nor, to Company’s knowledge, any of its officers, directors or employees, present or past, in their capacity as such, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any anti-corruption laws.

4.17	Solvency and Compliance. No order or application has been made or resolution passed for the winding up of the Company or for the appointment of a liquidator to the Company or for an administration order in respect of the Company. No receiver, trustee or administrator has been appointed of the whole or part of the Company’s ’s business or assets nor has the Company applied for or consented to such appointment. No voluntary arrangement has been proposed in respect of the Company. No compromise or arrangement with creditors has been proposed, agreed to or sanctioned in respect of the Company. The Company is not insolvent or unable to pay its debts, or stopped paying its debts as they fall due, or has admitted its inability to pay its debts. There is no unsatisfied judgment or court order outstanding against the.

4.18	Disclosure. No representation or warranty of the Company contained in this Agreement, and no certificate furnished or to be furnished to the Investors at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company which has not been disclosed herein and which has or may have a Material Adverse Effect on the Company. Except for the representations specifically provided herein by the Company, the Company is not making any additional representations or warranties to the Investors in connection with the transactions contemplated hereunder.

5	Representations and Warranties of Investor

Each of the Investors represents and warrants to the Company, severally, the following to be true and correct as at the date hereof and at the Closing, except as otherwise specifically indicated below:

5.1	Organization and Existence. The Investor is a corporation or a limited partnership duly incorporated and registered and validly existing under the laws of its incorporation, and has all corporate powers and authorizations, consents and approvals required to carry on its business as now conducted.

5.2	Corporate Authorization; Enforceability. The execution and delivery by the Investor of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation and performance by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on its part. The Investor has the full power and authority to execute and perform this Agreement and each of the Ancillary Documents to which it is a party. This Agreement and each of the Ancillary Documents to which it is a party, as applicable, constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

5.3	No Violation; Consents and Approvals. The execution and performance by the Investor of this Agreement and each of the Ancillary Documents to which it is a party: (A) does not violate, conflict with, or result in a breach or violation of or constitute a default under (a) any agreement, contract, license, instrument, lease or other obligation to which the Investor is a party or by which it is bound, (b) any judgment, order, decree, ruling or injunction, (c) any Law applying to it, or (d) as at the Closing, any of its corporate documents (and the Investor undertakes to amend and register its corporate documents accordingly as soon as practicable after the date of this Agreement to the extent required); and (B) does not require the consent or approval of any Person or any registration or filings with, notices to, or Permit of any third party (including any Governmental Agency or other Person), which consent or approval shall not be obtained prior to the Closing.

5.4	Purchase Entirely for Own Account; No Public Market. The applicable portion of the Issued Shares (collectively, the “Purchased Shares”) will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to sell, transfer or grant participation rights to any person with respect to any of the Purchased Shares. The Investor has not been formed for the specific purpose of acquiring the Purchased Shares. The Investor understands that the Purchased Shares have not been registered under the Securities Act of 1933 as amended (the “Securities Act”) and no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

5.5	Disclosure of Information. The Investor represents that it has had an opportunity to complete a due diligence review and had an opportunity to discuss and receive answers from the Company’s management regarding their business, operations, properties, prospects, technology, plans, management, financial affairs and the terms and conditions of the offering of the Purchased Shares. The foregoing, however, does not limit, modify or qualify the Warranties made in Section 4 or the right of the Investors to rely on them. The Investor acknowledges that any projections provided (if any) by the Company are uncertain in nature, and that some or all of the assumptions underlying such projections may not materialize or may vary significantly from actual results.

5.6	Investment Experience; Accredited Investor; Non-U.S. Person. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Purchased Shares and has the capacity to protect its own interests, in addition the Investor is aware of the Company’s business affairs and financial condition as presented to it by the Company, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares (on the basis of and without derogating from the Warranties under Section 4). Moreover, the Investor acknowledges that due to the inherent risk involved in such investment, the Investor’s investment may be substantially or totally lost. The Investor is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the Investor is a non U.S. Person, such Investor (x) is not acquiring Purchased Shares for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the Closing, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

6	Parties’ Covenants

6.1	Use of Proceeds. The Company shall use the Aggregate Purchase Price for business needs in accordance with the financial model attached hereto on Schedule 6.1, as may be adjusted from time to time by the Company’s Board in the ordinary and normal course of business.

6.2

Commercialization Agreement. The Company and Tnuva shall negotiate and conclude as soon as practicable after the Closing, but in any event within not more than [**] therefrom, a Commercialization Agreement between the Company and Tnuva or an Affiliate of Tnuva to be designated by it, on the basis of the principles set out on Schedule 6.2 and otherwise on customary terms (the “Commercialization Agreement”). In the event that the parties are unable, despite of their bona fide efforts, to finalize during the said period in a reasonable and customary form the terms of the Commercialization Agreement based on the principles specified under Schedule 6.2, then the parties shall within 14 days, mutually agree on a senior commercial partner in one of the top law firms in Israel, which firm and partner are not and were not (during the preceding 12-month period) engaged in the provision of any legal services to either of the parties to this Agreement or any of their respective Affiliates, who shall be appointed by the parties as an appraiser for the sole purpose of meeting with the parties and working with them in order to finalize the Commercialization Agreement in accordance with the provisions hereof within 30 days from the appointment of such appraiser. The costs and expenses of the appraiser will be borne as follows: [**]% by the Company and [**]% by Tnuva. The parties will cooperate with the appraiser and provide all information and documents required by him for this purpose, subject to customary confidentiality undertakings. The Company shall keep CFSC and Interfonda informed with respect to the status of the negotiations of the Commercialization Agreement between the Company and Tnuva. In the event there are any material changes to the Commercialization Agreement from the principles set forth on Schedule 6.2, the Company shall, to the extent permitted by law, promptly inform CFSC and Interfonda of such changes.

6.3	Reservation of Shares. As shown in the post-closing capitalization table in Schedule 4.4 immediately prior to the Closing, the Company shall reserve an additional aggregate number of [**] of the Company’s Ordinary Shares for issuance to employees, consultants, officers, service providers or directors of the Company pursuant to the 2022 Share Option Plan of the Company, as may be amended from time to time (the “New ESOP Reserve” and the “Plan”, respectively), such that the Company’s total option pool of options already allocated (but not exercised), together with the New ESOP Reserve, shall constitute [**]% of the Company’s share capital on a Fully Diluted Basis, as of immediately following the Closing (assuming the investment in full of the Aggregate Purchase Price, and assuming no other investments or issuances of securities of the Company following the Closing except as contemplated under this Agreement). The ESOP reservations hereunder shall be referred to as the “ESOP Reservation”.

6.4	Directors and Officers Insurance. The Company shall continue to maintain following the Closing a directors and officers liability insurance policy in an amount of at least $[**] and upon other terms acceptable to the Investors.

6.5	Filing with the Israeli Registrar of Companies. As soon as practicable after the Closing, and in any event not later than 14 days therefrom, the Company shall file the notices set forth in Section 2.4.2.1.4 with the Israeli Registrar of Companies.

6.6	Confidentiality. Each of the parties shall, and shall procure that its Affiliates shall, keep this Agreement and related correspondence and any confidential information disclosed by the other parties in connection with this Agreement and/or the investment of the Investors in the Company, in strict confidence, and shall not disclose them to any third party nor use them for any purpose except as required by Law or in accordance with the provisions of any stock exchange regulations applicable to any of the parties or their respective Affiliates, or to Governmental Agencies in connection with their required approvals for the transactions contemplated hereunder, or as otherwise shall be permitted or required pursuant to this Agreement or the Ancillary Documents; provided, however, that the parties may disclose such information to their potential investors (within the scope of a due diligence process, subject to customary confidentiality obligations), or to their advisers who are bound by confidentiality obligations, or to their officers, directors and shareholders. Except as specifically permitted above, no release shall be made by any party to the news media or the general public relating to this Agreement or the Ancillary Documents or the subject matter hereof or thereof without prior written consent of the other parties.

6.7	Efforts; Further Assurances. Each party shall use its best efforts, after the date of this Agreement and as may be required after the Closing, to fulfill the respective conditions to Closing of that party and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Each party agrees to execute and deliver or to cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement and give effect expeditiously to the transactions contemplated by this Agreement and the Ancillary Documents.

7	Indemnification

7.1	Survival of Representations and Warranties. The representations and warranties of the Company made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the second anniversary of the Closing, except that the representations (A) in Sections 4.1 (Organization and Existence; Articles), 4.2 (Corporate Authorization; Enforceability), 4.3 (No Violation; Consents and Approvals), 4.4 (Capitalization) and 4.5 (Valid Issuance of Shares; Ownership of Shares) shall survive for a [**] period as of the Closing; and (B) in Section 4.10 (Intellectual Property), shall survive for a [**] period as of the Closing, (as applicable, as the “Claims Period”).

7.2	Indemnification Obligation.

7.2.1	The Company shall protect, defend, indemnify and hold harmless the Investors and Investors’ Affiliates, and their respective officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Investor Indemnified Person” and collectively as “Investor Indemnified Persons”), from and against any and all losses, costs, damages, penalties, fines, interest, liabilities, fees and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses, costs of investigation, court costs and costs of defense) (collectively, “Losses”), that any Investor Indemnified Person incurs as a result of a breach of any representations, warranties, covenants or undertakings given or made by the Company in this Agreement.

7.2.2	The foregoing indemnification shall be subject to the following: (A) in no event shall the Investor Indemnified Persons be entitled hereunder to any amount of damages or reimbursement in connection with a breach of representations and warranties that exceeds in the aggregate the total of [**]; and (B) no claims for a breach of warranties or representations made under this Section 7.2 shall be brought against the Company unless such Losses (excluding the costs of preparation and filing such claim) exceed in the aggregate US$[**] at which time the Investor Indemnified Persons shall be indemnified for the entire amount of such Losses (from the first dollar) suffered by them. None of the above limitations shall apply in case of fraud or intentional misconduct by or on behalf of the Company.

7.2.3	The indemnification provided under this Section 7 shall be the exclusive legal remedy for monetary Losses of Investors hereunder resulting from any breach of representations, other than in the case of fraud or intentional misrepresentation.

7.3	Indemnification Procedure. Any Investor Indemnified Person wishing to assert a claim for indemnification hereunder shall notify the Company of such claim (a “Claims Notice”), describing in reasonable details the basis of the asserted claim. If such Claims Notice results from a third party claim, such Investor Indemnified Person shall promptly as practicable upon becoming aware of the commencement of proceedings by such third party provide the Claims Notice, to the Company and the Company may assume the defense thereof (at its expense) and the Investor Indemnified Person shall reasonably cooperate with the Company in connection therewith; provided that the Investor Indemnified Person (together with all other Investor Indemnified Persons as applicable that may be represented without conflict by one counsel) may retain its own counsel if such Person is a party to such claim. In any event, in the event that an Investor Indemnified Person is a party under a third-party claim, neither the Company nor the Investor Indemnified Persons shall be entitled to settle any such proceeding without the prior consent of the other parties not to be unreasonably withheld of delayed (i.e. the Investor on behalf of all applicable Investor Indemnified Persons, or the Company, as applicable).

8	Termination

8.1	Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

8.1.1	by mutual written agreement of the Company and any of the Lead Investors; or

8.1.2	by any of the Lead Investors or the Company if the Closing does not occur within 45 days from the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1.2 shall not be available to a party if such party’s failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date.

8.2	Consequences of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereof; provided, however, that notwithstanding any termination of this Agreement, any party hereto shall remain liable thereafter for any breach of this Agreement that occurred prior to such termination.

9	Miscellaneous

9.1	Entire Agreement. This Agreement including the Schedules thereto constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof is expressly cancelled, including without limitation that certain Term Sheet dated [**]. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. It is clarified that in case of any in contradiction between the terms of the Ancillary Documents and the terms herein, the terms of this Agreement shall prevail.

9.2	Amendments; No Waivers. Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company on the one hand, and the Lead Investors, which agreement shall bind all Investors (provided that no such amendment may extend the obligation of any individual Investor to make additional investments in the Company without the consent of such Investor). No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3	The 2022 SPA. It is agreed and acknowledged that: (A) Section 6.2 of the 2022 SPA (as defined in the Amended Articles) is hereby terminated and replaced in its entirety by Section 6.2 hereof, and (B) Section 6.9 of the 2022 SPA (as defined in the Amended Articles), and Schedule 6.9 thereof, are hereby terminated and shall have no further force and effect. It is clarified, for the removal of doubt, that except as specifically stated in this Section 9.3, the 2022 SPA shall continue to be valid in accordance with its respective terms.

9.4	Expenses. Each party shall bear its own respective costs and expenses related to this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated hereby shall be consummated.

9.5

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement or any part of it may not be assigned by any party without the prior written consent of the other parties, (save that CFSC’s rights under this Agreement may be assigned to any other member of the CFSC’s Group, provided that if such an assignee ceases to be a member of the CFSC’s Group, it shall first reassign such rights to a member of the CFSC’s Group). For purposes of this Section, “CFSC’s Group” shall mean any Affiliate of CFSC.

9.6	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel. The parties agree that the courts of the District of Tel Aviv shall have exclusive jurisdiction to hear and determine any suit action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement, and for such purposes they hereby irrevocably submit to the jurisdiction of such courts.

9.7	Notices. Any notice required or permitted hereunder shall be in writing and shall be delivered by same-day courier or by confirmed email to the applicable party hereto at the respective addresses set forth below (as may be changed by each of the parties from time to time). Any notice shall operate and be deemed to have been served on the second business day in Israel after the date of delivery to the courier, or the transmission by email (or, if such transmission is not on a business day in Israel, then on the next following business day).

(a)	If to the Company:

Ever After Foods Ltd.

Attn. Eyal Rosenthal

Email: [**]

with a copy to (which shall not constitute legal notice):

Shibolet & Co.
4 Yitzhak Sadeh St.,
Tel-Aviv 6777504, Israel
Attn.: Einat Weidberg, adv.
Email: [**]

(b)	If to CFSC:

CFSC Investments, Inc.

Attn: Corporate Governance Attorney

15407 McGinty Road West,

Mail Stop 24,

Wayzata, MN 55391

United States

(c)	If to Interfonda:

Interfonda AG

Attn.: [**], President of the Board

Gupfenstrasse 5,

9240 Uzwil,

Switzerland

[**]

with a copy to (which shall not constitute legal notice):

Interfonda AG

Attn.: [**]

Switzerland Email: [**]

(d)	If to Tnuva:

Tnuva Food-Tech Incubator (2019), Limited Partnership
21 Yagia Kapayim Street, Kiryat Arie, POB 300, Petah Tikva 4910201, Israel
Attn.:

Gadi Cunia, CEO –[**]

Shay Cohen –[**];

Tamar Melamed Baruchin, Corporate Secretary and Head of Commercial Law
Practice –[**]

with a copy to (which shall not constitute legal notice):

Amit, Pollak, Matalon & Co.
APM House, 18 Raoul Wallenberg St.,
Ramat Hachayal, Tel-Aviv 6971915, Israel
Attn.: Ariel Frank, Adv.
Email: [**]

(e)	If to Pluri:

Pluri Biotech Ltd.

M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel

Attn.:

Yaky Yanay, CEO & President –[**]

Chen Franco-Yehuda, CFO –[**]

with a copy to (which shall not constitute legal notice):

Shibolet & Co.
4 Yitzhak Sadeh St.,
Tel-Aviv 6777504, Israel
Attn.: Einat Weidberg, adv.
Email: [**]

(f)	If to Mr. Wang Jie:

[**]

(g)	If to Rich Catalpa International Limited:

Rich Catalpa International Limited

50/F Flat D, South Court, Tower 1, Phase 3, Festival City, Tai Wai, Hong Kong

Cell: [**]

Attn.: Yongrong Wang

Email: [**]

9.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.9	Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement by their authorized officers as of the day and year first above written.

COMPANY:

Ever After Foods Ltd.

By:	/s/ Eyal Rosenthal
Name:	Eyal Rosenthal
Title:	Chief Executive Officer

LEAD INVESTORS:

CFSC Investment, Inc.

By:	/s/ [**]
Name:	[**]
Title:	[**]

Interfonda AG

By:	/s/ [**]
Name:	[**]
Title:	[**]

Tnuva Food-Tech Incubator (2019) Limited Partnership

By:	/s/ Gadi Cunia	By:	/s/ Tamar Melamed Baruchin
Name:	Gadi Cunia	Name:	Tamar Melamed Baruchin
Title:	Chief Executive Officer Tnuva Group	Title:	Director in the Group

Pluri Biotech Ltd.

By:	/s/ Yaky Yanay	By:	/s/ Chen Franco-Yehuda
Name:	Yaky Yanay	Name:	Chen Franco-Yehuda
Title:	Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Share Purchase Agreement]

INVESTORS:

Rich Catalpa International Limited

By:	/s/ Yongrong Wang
Name:	Yongrong Wang
Title:	Director

Mr. Wang Jie

By:	/s/ Wang Jie
Name:	Wang Jie